Exhibit 99.2

Cannabis Sativa, Inc. Announces Entry into Washington Recreational Cannabis Market

MESQUITE, NV / ACCESSWIRE / October 15, 2014 / Cannabis Sativa, Inc. (CBDS) (referred to collectively with its subsidiaries as “CBDS”) announced today that it has entered into a non-exclusive license agreement and packaging arrangement with Green Chief LLC d/b/a Baked Botanicals, a licensed I-502 cannabis infused edible processor based in Granite Falls, Washington.

The two companies plan to work together to initially produce and market three cannabis infused products. The products include two skin care products; one a high potency, premium salve and the other a low potency salve that will represent what CBDS believes to be the first cannabis infused skin care products available in Washington's recreational cannabis market. Both formulas will feature high quality herbs, essential oils, and trace minerals. The third proposed product is a cannabis infused lozenge that will be called "hi jewels." All three products will be derived from the proprietary properties and methods of Kush and Wild Earth Naturals, Inc., subsidiaries of CBDS.

"We believe that using our "hi" marketing and packaging to launch a product first to market is going to be a great accomplishment for Cannabis Sativa, Inc." said Gary Johnson, CEO of CBDS.

The companies have received approval for the lozenge from the Washington State Liquor Control Board and believe that the non-ingestible skin care products do not require such approval. The companies have targeted the initial release of all products for two to four weeks from today.

"We are very excited about using the "hi" marketing and packaging from CBDS to add to our already established "Baked Botanicals" brand," said Stesha Ries, owner and operator of Baked Botanicals.

"We believe that these advancements in Washington State will assist CBDS in establishing itself as a leader in the growing legal cannabis marketplace," said Mr. Johnson.

About CBDS

Cannabis Sativa, Inc. is engaged through its recently acquired subsidiary, Kush, in the research, development and licensing of specialized natural cannabis products, including cannabis formulas, edibles, topicals, strains, recipes and delivery systems. CBDS also offers the Skin Garden line of cosmetic products through its subsidiary, Wild Earth Naturals, which are designed to use organic and natural ingredients, including hemp seed oil, to benefit inner wellbeing as well as outward appearance.

About Baked Botanicals

Baked Botanicals is a licensed I-502 cannabis infused edible processor based in Granite Falls, Washington.

Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

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SOURCE: Cannabis Sativa, Inc.